AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 20, 2014, is by and between Center Bancorp, Inc., a New Jersey corporation (“Parent”), and ConnectOne Bancorp, Inc., a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to herein as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and both Parent’s Board of Directors and the Company’s Board of Directors have determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Union Center National Bank, a national banking association and a wholly-owned subsidiary of Parent (“Parent’s Bank”), with and into ConnectOne Bank, a New Jersey-chartered commercial bank and a wholly-owned subsidiary of the Company (the “Company’s Bank”), as provided in Section 1.14 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Board of Directors of the Company has duly adopted and approved this Agreement and has directed that this Agreement be submitted to the shareholders of the Company for their approval. The Board of Directors of Parent has duly adopted and approved this Agreement and has directed that this Agreement and various matters relating thereto be submitted to the shareholders of Parent for their approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. Upon consummation of the Merger, Parent shall change its name to “ConnectOneBancorp, Inc.” and the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by mutual written agreement of Parent and the Company, which date (the “Closing Date”) shall be not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the Department of the Treasury of the State of New Jersey, (i) an original and one copy of a certificate of merger relating to the Merger, in the form and substance of the certificate of merger annexed hereto as Exhibit 1.2A (the “Certificate of Merger”), and (ii) an amended and restated certificate of incorporation of Parent in the form and substance of the amended and restated certificate of incorporation annexed hereto as Exhibit 1.2B (the “Amended and Restated Certificate of Incorporation”). The Merger shall be effective as of the time of filing of the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent or the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2(e) of this Agreement, each share of the Company’s common stock, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive two and six tenths (2.6) shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of the Per Share Stock Consideration to one, the “Exchange Ratio”).

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration.”

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5 Exchange Agent. The Company and Parent hereby appoint Broadridge Corporate Issuer Solutions, Inc. (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.6 Stock Awards.

(a) All outstanding options that may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Company Stock Option” and, collectively, the “Company Stock Options”) are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by the North Jersey Community Bank 2005 Stock Option Plan – A, the North Jersey Community Bank 2005 Stock Option Plan – B, the North Jersey Community Bank 2005 Equity Compensation Plan, the North Jersey Community Bank 2008 Equity Compensation Plan, the North Jersey Community Bank 2009 Equity Compensation Plan and the Company’s 2012 Equity Compensation Plan (collectively, the “Company Stock Compensation Plans”) and the agreements pursuant to which such Company Stock Options were granted (each, a “Company Option Grant Agreement”). True and complete copies of the Company Stock Compensation Plans and all Company Option Grant Agreements relating to outstanding Company Stock Options have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(a) of the then current draft of this Agreement). Within ten days from the date hereof, the Company Stock Compensation Plans shall be amended, and the Company’s Board of Directors shall take all other actions necessary, such that all Company Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall automatically be converted as of the Effective Time into options to purchase Parent Common Stock (“New Stock Options”), which New Stock Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive Parent Common Stock rather than Company Common Stock, (ii) the number of shares of Parent Common Stock covered by each New Stock Option shall equal the number of shares of Company Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plan by which such New Stock Options are governed shall be the compensation committee of the Board of Directors of Parent. In all other material respects, the New Stock Options shall be governed by the terms of the Company Stock Compensation Plans at and after the Effective Time.

(b) All outstanding shares of Company Common Stock that constitute restricted shares under the Company Stock Compensation Plans and that are not fully vested as of the date hereof (“Company Restricted Shares”) are described in Section 3.2(a) of the Company Disclosure Schedule. The Company Restricted Shares are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Company Restricted Shares were granted (each, a “Company Restricted Share Grant Agreement”). True and complete copies of all Company Restricted Share Grant Agreements relating to unvested Company Restricted Shares have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(b) of the then current draft of this Agreement). Effective upon the Effective Time, all unvested Company Restricted Shares shall vest, and be exchanged for the Per Share Stock Consideration.

(c) All outstanding units that constitute performance units under the Company Stock Compensation Plans and that are not earned and fully vested as of the date hereof (“Company Performance Units”) are described in Section 3.2(a) of the Company Disclosure Schedule. Such description sets forth the maximum number of shares of Company Common Stock issuable pursuant to each such Company Performance Unit. The Company Performance Units are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Company Performance Units were granted (each, a “Company Performance Unit Grant Agreement”). True and complete copies of all Company Performance Unit Grant Agreements relating to all Company Performance Units have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.6(c) of the then current draft of this Agreement). Effective upon the Effective Time, all Company Performance Units shall be deemed earned and vested in accordance with each Company Performance Grant Agreement and the underlying shares of Company Common Stock issuable thereunder, the calculation of which shall be based upon the performance of the Company and the applicable peer entities through December 31, 2013, will be exchanged for the Per Share Stock Consideration.

(d) Promptly after the Effective Time, Parent shall use its reasonable best efforts to register under the Securities Act the shares of Parent Common Stock issuable upon exercise of the New Stock Options, and to keep such registration in effect until such time as all New Stock Options have been exercised.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent shall be amended and restated to provide as set forth in the Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.9 By-Laws. At the Effective Time, the by-laws set forth in Exhibit 1.9 annexed hereto (the “Amended and Restated By-Laws”) shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 Directors of the Surviving Corporation. Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of six Parent Directors determined in the manner set forth in the definition of “Parent Director” and six Company Directors determined in the manner set forth in the definition of “Company Director”, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Officers of the Surviving Corporation. Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the persons designated in Part I of Exhibit 1.11 annexed hereto and/or such other persons as shall be determined by mutual agreement of Parent and the Company, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.14 The Bank Merger. Immediately following the Effective Time, Parent’s Bank shall be merged with and into the Company’s Bank (the “Bank Merger”) in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), and the New Jersey Banking Act of 1948, as amended, and any applicable regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Company’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of Parent’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation, by-laws and other governing documents of the Company’s Bank shall become the certificate of incorporation, by-laws and other governing documents of the Surviving Bank, the directors of the Surviving Corporation shall be the directors of the Surviving Bank, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified, the persons designated in Part II of Exhibit 1.11 annexed hereto shall be the executive officers of the Surviving Bank, and the employees of Parent’s Bank and the employees of the Company’s Bank shall be the employees of the Surviving Bank with such modifications as the Board of Directors of the Surviving Bank shall determine. The Company and Parent shall cause the Company’s Bank and Parent’s Bank to execute and deliver a separate merger agreement as agreed to by the Company and Parent (the “Bank Merger Agreement”), for delivery to all applicable bank regulatory agencies, for approval of the Bank Merger.

1.15 No Dissenters’ Rights. Consistent with the provisions of the BCA, no shareholder of the Company or Parent shall have appraisal rights with respect to the Merger.

1.16 Headquarters of Surviving Corporation. From and after the Effective Time and until the Board of Directors of the Surviving Corporation shall determine otherwise, the location of the headquarters and principal executive offices of the Surviving Corporation shall be 301 Sylvan Avenue, Englewood Cliffs, New Jersey.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash (to be paid in lieu of the issuance of fractional shares) in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company and Parent shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (constituting cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(h) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to make suitable arrangements with shareholders of Parent immediately prior to the Effective Time to enable those shareholders to exchange their stock certificates representing shares of Parent Common Stock for comparable stock certificates representing the same number of shares of Parent Common Stock but reflecting that Parent’s name has been changed as set forth in the Amended and Restated Certificate of Incorporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules relating to the Company and its Subsidiaries required by this Article III and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Company to Parent. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles III, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles III, V or VI of this Agreement to which the relevance of such item is readily apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Company Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Company Disclosure Schedule or as disclosed in any Company Reports filed by the Company with the SEC since December 31, 2012 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Company’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2008 (or since the date of formation with respect to any such entity formed on or after December 31, 2008) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, and at Closing will consist, solely of 10,000,000 shares of Company Common Stock, 125,000 shares of Series A Preferred Stock, no par value (“Company Series A Preferred Stock”), 867,500 shares of Series B Preferred Stock, no par value (“Company Series B Preferred Stock”), and 7,500 shares of Series C Preferred Stock, no par value (“Company Series C Preferred Stock”). As of the date hereof, there were no shares of Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock (collectively, “Company Preferred Stock”) issued or outstanding, and there will be no shares of Company Preferred Stock issued or outstanding at Closing. As of the date hereof, there were 5,036,730 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance other than (i) 300,438 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Stock Options, (ii) 102,395 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Performance Units and (iii) 98,943 shares of Company Common Stock reserved for future grants under the Company Stock Compensation Plans. All statements made in Section 1.6 regarding the Company Stock Options, the Company Restricted Shares, the Company Performance Units and the Company Stock Compensation Plans are accurate and complete. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Company Stock Option constitutes an incentive stock option under the Code. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each grant of Company Restricted Shares: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant and the vesting schedule. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each grant of Company Performance Units: the name of the holder, the maximum number of shares of Company Common Stock covered thereby, the date of grant, the performance triggers (including the maximum number of shares covered by each such trigger) and the vesting schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of the Company calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. Assuming compliance by Parent with Section 1.6 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 5,000,000 shares of common stock. There are 2,062,197 shares of the Company’s Bank’s common stock outstanding; such shares are owned by the Company.

(c) The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. Each of the Company Stock Compensation Plans that was initially adopted by North Jersey Community Bank has been adopted in its entirety by the Company in the manner described in Section 3.2(c) of the Company Disclosure Schedule. With respect to each grant of Company Stock Options, Company Restricted Shares and Company Performance Units, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Company Stock Options, Company Restricted Shares or Company Performance Units prior to, or otherwise coordinated the grant of Company Stock Options, Company Restricted Shares or Company Performance Units with, the release or other public announcement of material information regarding the Company or its financial results or prospects. Except as described in Section 3.2(c) of the Company Disclosure Schedule with respect to Company Stock Options, Company Restricted Shares and Company Performance Units, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Company or any of its Subsidiaries.

(d) No bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 3.4 of this Agreement and (ii) the Company’s obtaining the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby, and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ (iii) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (iv) obtaining the other approvals listed in Section 3.4 of this Agreement, to consummate the transactions contemplated by Section 1.14 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement and the Merger (the “Company Shareholder Matters”) be submitted to the Company's shareholders for approval at the Company Shareholders’ Meeting and (4) resolved to recommend that the Company’s shareholders approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Consummation of the transactions contemplated by Section 1.14 of this Agreement has been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the approval of the Company Shareholder Matters by the requisite vote of the Company's shareholders and execution of the Bank Merger Agreement in accordance with Section 1.14 of this Agreement, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by Section 1.14 of this Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of Section 1.14 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing of applications and notices, as applicable, with the OCC and approval of such applications and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company's shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing with the SEC and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a joint proxy statement and prospectus, (f) the approval of the Company Shareholder Matters by the requisite vote of the shareholders of the Company, (g) the filing of the Certificate of Merger and the Amended and Restated Certificate of Incorporation with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (j) such consents, authorizations or approvals as shall be required under the Environmental Laws and (k) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on the Company) are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other bank regulator that regulates the Company or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2010, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) The Company has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2012 (together with the Company’s Registration Statement on Form S-1, No. 333-185979, as such registration statement was declared effective by the SEC, the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied, and each Company Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of the Company no enforcement action has been initiated by the SEC against the Company or its officers or directors relating to disclosures contained in any Company Report.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of the Company’s auditors and the audit committee of the Company’s Board of Directors.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2011 and 2012, in each case accompanied by the audit report of Crowe Horwath LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2010 and 2011, in each case accompanied by the audit report of the Accounting Firm, (d) the notes related thereto, (e) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2012 and 2013 and (f) the notes related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in shareholders' equity and cash flows of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The Company has previously made available to Parent its unaudited consolidated statement of condition as of December 31, 2013 and its unaudited consolidated statement of income for the year ended December 31, 2013 (the “Company Unaudited Year-End Financial Statements”). The Company Unaudited Year-End Financial Statements, as applicable, (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of December 31, 2013 and the consolidated results of operations of the Company and its Subsidiaries for the year ended December 31, 2013, and (ii) have been prepared in all material respects on the same basis as the year-end statements of condition and year-end statements of income included within the Company Financial Statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 2013, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since September 30, 2013, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since September 30, 2013, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to the Company within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Company Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of the Company’s then independent public accountants) for the Company and its Subsidiaries since January 1, 2010.

3.7 Broker. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, FinPro Capital Advisors, Inc. and Raymond James Financial, Inc. in accordance with the terms of letter agreements between each such firm and the Company, true and complete copies of which have previously been delivered by the Company to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.7 of the then current draft of this Agreement).

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule or as contemplated by this Agreement, since September 30, 2013, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since September 30, 2013, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of September 30, 2013 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between September 30, 2013 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since September 30, 2013, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company,

(ii) any grant, award or issuance of Company Stock Options, Company Restricted Shares or Company Performance Units (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since September 30, 2013) or amendment or modification to the terms of any Company Stock Options, Company Restricted Shares or Company Performance Units,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,

(iv) any split, combination or reclassification of any of the Company's capital stock,

(v) any issuance or the authorization of any issuance of any shares of the Company's capital stock, except for issuances of Company Common Stock upon either the exercise of Company Stock Options awarded prior to the date hereof in accordance with their original terms, or the triggering of performance targets under Company Performance Units awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2009. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance). Each Company Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Company Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Since January 1, 2008, neither the Company nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to the Company, means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to Parent, means any entity required to be aggregated with Parent under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Company Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan since January 1, 2011; and (viii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2012, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2012.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o) Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur without Parent’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Company and its Subsidiaries whose salary, bonus and commission payments, if any, for the twelve months ended December 31, 2013 was in excess of $100,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year), (ii) for each such employee, any bonus not yet paid and not disclosed in Section 3.8(b) of the Company Disclosure Schedule which is anticipated to be paid on or before June 30, 2014 and any increase in annual compensation not disclosed in Section 3.8(b) of the Company Disclosure Schedule which is anticipated to be implemented on or before June 30, 2014, (iii) the names of each director of the Company or any Subsidiary, and (iv) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during the twelve months ended September 30, 2013. To the Knowledge of the Company, no employee named in Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Company Disclosure Schedule accurately sets forth, with respect to the Company and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

3.12 Company Information.

(a) The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries provided by the Company to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the OCC and the New Jersey Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company. Without limiting the foregoing, none of the Company, or its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2011, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14	Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II)  provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $250,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $100,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule or Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company or its Subsidiaries will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $100,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2013 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16. Properties and Insurance.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth the street address of all real property leased by the Company or any of its Subsidiaries under the Company Real Property Leases and the names of such leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement). None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(d) The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof.  There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) Section 3.16(g) of the Company Disclosure Schedule sets forth an accurate description of the bank owned life insurance coverage (“BOLI”) maintained by the Company and the Company’s Bank.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property classified by the Company or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of Raymond James & Associates, Inc. to the effect that as of the date of such opinion and based upon and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and Parent’s Bank. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be delivered to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.18 of this Agreement), solely for informational purposes as soon as practicable following the date hereof.

3.19 Indemnification. Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company's applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2013, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of December 31, 2013 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2013, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of December 31, 2013, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c) As of December 31, 2013, the allowance for loan losses in the Company Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of December 31, 2013, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.

(d) The Company has delivered to Parent a schedule setting forth a list of all Loans as of December 31, 2013 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2009, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.27 of this Agreement, apply to the acquisition of Company Common Stock pursuant to this Agreement and (ii) has taken all action required to be taken by it pursuant to Article IX of the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2013.

(d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, none of the deposits of the Company or any of its Subsidiaries is a “brokered” or “listing service” deposit.

3.24 Vote Required. Assuming that a quorum is present at the Company Shareholders’ Meeting, approval by holders of a majority of the outstanding shares of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of each of the Company Shareholder Matters. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of the Company and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property of the Company and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing. (i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, since January 1, 2011, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

3.27 Ownership of Parent Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent (other than Trust Account Shares and DPC Shares).

(b) Neither the Company nor any of its Subsidiaries is an “interested stockholder” of Parent as defined under Section 14A:10A-3 of the BCA.

3.28 Disclosure. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Article III not misleading.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules relating to Parent and its Subsidiaries required by this Article IV and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles IV, V and VI of this Agreement, which have been delivered on the date hereof by Parent to the Company. Each exception set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles IV, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles IV, V or VI of this Agreement to which the relevance of such item is readily apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Parent Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Parent Disclosure Schedule or as disclosed in any Parent Reports filed by Parent with the SEC since December 31, 2012 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) Parent’s Bank is a national banking association organized under the laws of the United States. The deposit accounts of Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent's other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement

(c) The minute books of Parent and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2008 (or since the date of formation with respect to any such entity formed on or after December 31, 2008) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to the Company’s counsel.

(d) Except as set forth in Section 4.1(d) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by Parent’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 4.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which Parent’s Bank holds pursuant to satisfaction of obligations due to Parent’s Bank and which are disclosed in Section 4.1(d) of the Company Disclosure Schedule.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 25,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of the date hereof, there were 16,369,012 shares of Parent Common Stock outstanding, 11,250 shares of Parent Preferred Stock (designated as Series B Preferred Stock, liquidation value $1,000 per share) issued and outstanding, 2,108,400 shares of Parent Common Stock held as treasury stock and no shares of Parent Preferred Stock held as treasury stock. As of the date hereof, there were no shares of Parent Common Stock reserved for issuance except for 771,178 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 1999 Stock Incentive Plan, Parent’s 2003 Non-Employee Director Stock Option Plan and Parent’s 2009 Equity Incentive Plan (collectively, the “Parent Stock Incentive Plans”) and 602,651 shares of Parent Common Stock reserved for issuance pursuant to Parent’s dividend reinvestment and stock purchase plan (the “Parent DRIP”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All outstanding options that may be exercised for shares of Parent Common Stock (whether or not vested) (each, a “Parent Stock Option” and collectively the “Parent Stock Options”) and outstanding shares of restricted Parent Common Stock (“Parent Restricted Shares”) are described in Section 4.2(b) of the Parent Disclosure Schedule and are presently governed by the Parent Stock Incentive Plans and the agreements pursuant to which such Parent Stock Options or Parent Restricted Shares were granted (each, a “Parent Option/Restricted Share Grant Agreement”). True and complete copies of the Parent Stock Incentive Plans (including without limitation an amendment to the 2003 Non-Employee Director Stock Option Plan adopted by the Board of Directors of Parent contemporaneously with such Board’s adoption of this Agreement) and all Parent Option/Restricted Share Grant Agreements relating to outstanding Parent Stock Options or outstanding Parent Restricted Shares have been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.2(b) of the then current draft of this Agreement). Section 4.2(b) of the Parent Disclosure Schedule sets forth with respect to each outstanding Parent Stock Option: the name of the holder, the number of shares of Parent Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Parent Stock Option constitutes an incentive stock option under the Code. Section 4.2(b) of the Parent Disclosure Schedule sets forth with respect to each grant of Parent Restricted Shares: the name of the holder, the number of shares of Parent Common Stock covered thereby, the date of grant and the vesting schedule. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans and pursuant to the Parent DRIP, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. Assuming the receipt of all necessary approvals from Parent’s shareholders with respect to the Parent Shareholder Matters, the shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Section 4.2(c) of the Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Except as set forth in Section 4.2(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. The authorized capital stock of the Parent’s Bank consists of one share of common stock. There is one share of the Parent’s Bank’s common stock outstanding; such share is owned by Parent.

(d) The Parent Stock Incentive Plans have been duly authorized, approved and adopted by the Board of Directors of Parent and the Parent’s shareholders. With respect to each grant of Parent Stock Options and Parent Restricted Shares, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of Parent (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Parent Stock Incentive Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Parent Financial Statements. Parent has not granted, and there is no and has been no policy or practice of Parent to grant, any Parent Stock Options or Parent Restricted Shares prior to, or otherwise coordinated the grant of Parent Stock Options or Parent Restricted Shares with, the release or other public announcement of material information regarding Parent or its financial results or prospects. Except with respect to Parent Stock Options and Parent Restricted Shares as described in Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to Parent or any of its Subsidiaries, other than with respect to the grant of Parent Restricted Shares.

(e) Except as set forth in Section 4.2(e) of the Parent Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Parent (parent company only) are issued or outstanding.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 4.4 of this Agreement, (ii) Parent’s obtaining the approval of Parent’s shareholders as contemplated herein and (iii) Parent’s submitting to its shareholders, for an advisory vote, to the extent required by applicable securities laws, agreements concerning compensation that are based on or otherwise related to the proposed Merger (the “Parent Advisory Vote Matters”), to consummate the transactions contemplated hereby, and Parent’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ (iii) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (iv) obtaining the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by Section 1.14 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement, the Merger, the Amended and Restated Certificate of Incorporation and the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (including the shares of Common Stock subject to the New Stock Options) (the “Parent Shareholder Matters”) be submitted to Parent's shareholders for approval at the Parent Shareholders Meeting and (4) resolved to recommend that Parent’s shareholders approve, at the Parent Shareholders Meeting, this Agreement, the Merger, the Amended and Restated Certificate of Incorporation and the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (including the shares of Common Stock subject to the New Stock Options) (the “Parent Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The consummation of the transactions contemplated by Section 1.14 of this Agreement has been duly and validly approved by the Board of Directors of Parent’s Bank. Except for the approval of the Parent Shareholder Matters by the requisite vote of Parent’s shareholders, the submission to Parent’s shareholders of the Parent Advisory Vote Matters and execution of the Bank Merger Agreement in accordance with Section 1.14 of this Agreement, no other corporate proceedings on the part of Parent or Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by Parent’s Bank of the transactions contemplated by the Section 1.14 of this Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by Parent’s Bank with any of the terms or provisions of Section 1.14 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing of applications and notices, as applicable, with the OCC and approval of such applications and notices, (e) the filing with the SEC of the Proxy Statement and the filing of the S-4 with the SEC and the declaration by the SEC of effectiveness of the S-4, (f) the approval of the Parent Shareholder Matters by the requisite vote of the shareholders of Parent, (g) the filing of the Certificate of Merger and the Amended and Restated Certificate of Incorporation with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (j) such consents, authorizations or approvals as shall be required under the Environmental Laws and (k) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Parent) are necessary on behalf of Parent or Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Parent’s Bank of the Bank Merger Agreement and (4) the consummation by Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the FRB, (ii) the OCC, (iii) the FDIC and (iv) any other bank regulator that regulates Parent or any of its Subsidiaries (collectively with the FRB, the OCC and the FDIC, the “Parent Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, no Parent Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2010 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Parent Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2009 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Parent no enforcement action has been initiated by the SEC against Parent or its officers or directors relating to disclosures contained in any Parent Report.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of Parent’s auditors and the audit committee of the Parent’s Board of Directors.

(d) Except as set forth in Section 4.5(d) of the Parent Disclosure Schedule, since January 1, 2010, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

4.6 Financial Statements.

(a) Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012, in each case accompanied by the audit report of ParenteBeard LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2013 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2012 and 2013 and (d) the notes related thereto (collectively, the “Parent Financial Statements”). The consolidated statements of financial condition of Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in shareholders' equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows and the consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. Parent has previously made available to the Company its unaudited consolidated statement of condition as of December 31, 2013 and its unaudited consolidated statement of income for the year ended December 31, 2013 (the “Parent Unaudited Year-End Financial Statements”). The Parent Unaudited Year-End Financial Statements, as applicable, (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of December 31, 2013 and the consolidated results of operations of Parent and its Subsidiaries for the year ended December 31, 2013, and (ii) have been prepared in all material respects on the same basis as the year-end statements of condition and year-end statements of income included within the Parent Financial Statements. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), as of September 30, 2013, neither Parent nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Parent and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since September 30, 2013, neither Parent nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since September 30, 2013, there has not been any material change in the internal controls utilized by Parent to assure that its consolidated financial statements conform with GAAP. Parent is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in such internal controls.

(d) ParenteBeard LLP was independent with respect to the Parent and its Subsidiaries within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board with respect to the year-end financial statements included within the Parent Financial Statements. Parent engaged BDO USA LLP to succeed ParenteBeard LLP as Parent’s independent auditors, effective July 8, 2013. BDO USA LLP is independent with respect to Parent and its Subsidiaries within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. For purposes of this Agreement, the term “Parent’s Accounting Firm” shall mean ParenteBeard LLP for all times until its dismissal by Parent on July 8, 2013 and shall mean BDO USA LLP for all periods thereafter. The Parent’s Accounting Firm is and has been throughout the periods covered by the Parent Financial Statements a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act). Section 4.6(d) of the Parent’s Disclosure Schedule lists all non-audit services performed by the Parent’s Accounting Firm (or any other of Parent’s then independent public accountants) for Parent and its Subsidiaries since January 1, 2010.

4.7 Broker. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.. (the “Parent Advisory Firm”) in accordance with the terms of a letter agreement between the Parent Advisory Firm and Parent, a true and complete copy of which has previously been delivered by Parent to the Company’s counsel (with a designation that such copy has been delivered pursuant to Section 4.7 of the then current draft of this Agreement).

4.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.8(a) of the Parent Disclosure Schedule or as contemplated by this Agreement, since September 30, 2013, Parent and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, since September 30, 2013, neither Parent nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of September 30, 2013 (which amounts have been previously disclosed to the Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Parent or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Parent Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 4.8(c) of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, neither Parent nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 of this Agreement between September 30, 2013 and the date hereof and, during that period, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.8(d) of the Parent Disclosure Schedule, since September 30, 2013, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent,

(ii) any grant, award or issuance of Parent Stock Options or Parent Restricted Shares (in any event, identifying in Section 4.8(d) of the Parent Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since September 30, 2013) or amendment (other than amendments to Parent’s 2003 Non-Employee Director Stock Option Plan, a copy of which has been provided to the Company’s counsel with a designation that such copy has been provided pursuant to Section 4.8 of the then current draft of this Agreement) or modification to the terms of any Parent Stock Options or Parent Restricted Shares,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock other than Parent’s regular quarterly dividends on Parent Common Stock,

(iv) any split, combination or reclassification of any of the Parent's capital stock,

(v) any issuance or the authorization of any issuance of any shares of Parent's capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Parent or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Parent or its Subsidiaries,

(viii) any material change in the investment policies or practices of Parent or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis, (i) Parent and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Parent and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Parent Financial Statements. The unpaid Taxes of Parent and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Parent Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, the Tax Returns of Parent and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Parent Financial Statements. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, there are no current, pending or, to the Knowledge of Parent, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.10(a) of the Parent Disclosure Schedule, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries. Parent has made available to the Company true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by Parent or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by Parent or any of its Subsidiaries since December 31, 2009. There are no material Liens with respect to any Taxes upon any of Parent’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 4.10(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than Parent and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Parent), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of Parent or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from Parent or any of its Subsidiaries or from the Company or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.10(d) of the Parent Disclosure Schedule. The terms of each of Parent’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance). Each Parent Stock Option has an exercise price that equals or exceeds the fair market value of a share of Parent Common Stock as of the date of grant of such Parent Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither Parent nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither Parent nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 4.10(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 4.10(g) of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Parent and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis.

4.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 4.11(a) of the Parent Disclosure Schedule, none of Parent, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA (the “Parent Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Parent Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Parent Pension Plans and the Parent Welfare Plans, the “Parent Benefit Plans”). Since January 1, 2008, neither Parent nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Parent Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA.

(b) Parent has delivered to the Company’s counsel true and complete copies of each of the following with respect to each of the Parent Benefit Plans (with a designation that such copies have been delivered pursuant to Section 4.11(b) of the then current draft of this Agreement): (i) each Parent Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Parent Benefit Plan has not been reduced to writing, a summary of all material terms of such Parent Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Parent Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Parent Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the DOL or any other Governmental Entity with respect to any Parent Benefit Plan since January 1, 2011; and (viii) all material written contracts relating to each Parent Benefit Plan, including fidelity or ERISA bonds and administrative service agreements.

(c) Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, at December 31, 2012, the fair value of plan assets of each Parent Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Parent Financial Statements for the year ended December 31, 2012.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Parent Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Parent and its Subsidiaries which have not been paid have been properly recorded on the books of the Parent and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Parent Benefit Plan that has subjected or could subject Parent, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Each of the Parent Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Parent Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Parent Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Parent Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Parent Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Parent Pension Plan are invested in or consist of Parent Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Parent Benefit Plans. None of Parent, any of its Subsidiaries, or any plan fiduciary of any Parent Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto. None of the Parent Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 4.11(i) of the Parent Disclosure Schedule, no Parent Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Parent Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Parent Financial Statements, or otherwise noted on the Parent Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Parent Welfare Plan, and any Parent Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Parent Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Parent or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 4.11(l) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries.

(m) Neither Parent nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Parent Benefit Plans or to amend or modify any existing Parent Benefit Plan.

(n) With respect to the Parent Benefit Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent, any Subsidiary of Parent or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

(o) Neither Parent nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Parent, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Parent or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither Parent nor any of its Subsidiaries has incurred, nor do they expect to incur without the Company’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to Parent and its Subsidiaries, there are no pending or, to the Knowledge of Parent, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 4.11(r) of the Parent Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of Parent and its Subsidiaries whose salary, bonus and commissions, if any, for the twelve months ended December 31, 2013 was in excess of $100,000 (calculated on a per annum basis with respect to any such employee who was not employed by Parent and its Subsidiaries for the entire year), (ii) for each such employee, any bonus not yet paid and not disclosed in Section 4.8(b) of the Parent Disclosure Schedule which is anticipated to be paid on or before June 30, 2014 and any increase in annual compensation not disclosed in Section 4.8(b) of the Parent Disclosure Schedule which is anticipated to be implemented on or before June 30, 2014, (iii) the names of each director of Parent or any of its Subsidiaries, and (iv) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to Parent or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by Parent and its Subsidiaries during the twelve months ended September 30, 2013. To the Knowledge of Parent, no employee named in Section 4.11(r) of the Parent Disclosure Schedule has any current plans to terminate employment or service with Parent or any Subsidiary. Other than as set forth in Section 4.11(r) of the Parent Disclosure Schedule, all employees of Parent and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Parent Disclosure Schedule accurately sets forth, with respect to Parent and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

4.12 Parent Information.

(a) The information relating to Parent and Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Parent, and up to and including the date of the meeting of shareholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries provided by Parent to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the OCC and the New Jersey Department, will be accurate in all material respects.

4.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent. Without limiting the foregoing, none of Parent, or its Subsidiaries, or to the Knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, Parent and its Subsidiaries have complied in all material respects with the CRA and Parent has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of Parent or its Subsidiaries. All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 4.13(b) of the Parent Disclosure Schedule, since January 1, 2011, no person or group has adversely commented in writing to Parent or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Parent and its Subsidiaries.

4.14 Certain Contracts.

(a) Except as disclosed in Section 4.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. Parent has delivered to the Company’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which Parent or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 4.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 4.14(b) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of Parent and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither Parent nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Parent or any of its Subsidiaries, (II)  provides for material payments to be made by Parent or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires Parent or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires Parent or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $250,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $100,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c) Except as disclosed in Section 4.14(c) of the Parent Disclosure Schedule or Section 4.16(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Parent or its Subsidiaries will be the creditor) or arrangement to which Parent is a party.

(d) Except as set forth in Section 4.14(d) of the Parent Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Parent or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 4.14(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 4.14(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $100,000 per annum, or (ii) that materially restricts the conduct of any line of business by Parent or any of its Subsidiaries.

(g) Section 4.14(g) of the Parent Disclosure Schedule contains a schedule showing the good faith estimated present value as of September 30, 2013 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of Parent and each officer of Parent with the position of vice president or higher, specifying the assumptions in such schedule.

(h) Each contract, arrangement, commitment or understanding of the type described in this Section 4.14, whether or not set forth in Section 4.14 of the Company Disclosure Schedule, is referred to herein as a “Parent Contract”. Parent has previously delivered to the Company’s counsel true and complete copies of each Parent Contract (with a designation that such copies have been delivered pursuant to Section 4.14 of the then current draft of this Agreement).

(i) Concurrently with the execution of this Agreement, Parent has entered into a consulting agreement with Lawrence Seidman in the form and substance of Exhibit 4.14(i)(A) annexed hereto (the “Consulting Agreement”), Lawrence Seidman has delivered to the Company an inducement agreement in the form and substance of Exhibit 4.14(i)(B) annexed hereto (the “Inducement Agreement”) and Parent and the 13D Parties have entered into a registration rights agreement in the form and substance of Exhibit 4.14(i)(C) annexed hereto (the “Registration Rights Agreement”). The Consulting Agreement and Registration Rights Agreement provide that they are effective as of the Effective Time but may not be amended or terminated prior to the Effective Time without Parent’s prior written consent and the Company’s prior written consent. The Inducement Agreement provides that it is effective immediately and may not be amended prior to the Effective Time without the Company’s prior written consent.

4.15 Agreements with Regulatory Agencies. Except as set forth in Section 4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.15 of the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), any Governmental Entity, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.16. Properties and Insurance.

(a) Section 4.16(a) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by Parent and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, a “Parent Owned Property” and collectively, the “Parent Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by Parent or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Parent Real Property Lease” and collectively, the “Parent Real Property Leases” and, together with the Parent Owned Properties, being referred to herein individually as a “Parent Property” and collectively as the “Parent Properties”).

(b) Section 4.16(b) of the Parent Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Parent Owned Real Properties. Parent has furnished to the Company’s counsel copies of all deeds, surveys and title policies relating to the Parent Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Parent Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 4.16(b) of the then current draft of this Agreement) to the extent in the possession of Parent or its Subsidiaries.

(c) Section 4.16(c) of the Parent Disclosure Schedule sets forth the street address of all real property leased by Parent or any of its Subsidiaries under the Parent Real Property Leases and the names of such leases. Parent has furnished to the Company’s counsel true and complete copies of all Parent Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 4.16(c) of the then current draft of this Agreement). None of the Parent Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to the Company’s counsel. The Parent Real Property Leases are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Parent or any of its Subsidiaries, other than defaults that have been cured by Parent or its Subsidiaries or waived in writing. Parent and its Subsidiaries have not leased or sub-leased any Parent Property to any third parties.

(d) Parent or its Subsidiaries have good and marketable title to all Parent Owned Property, and a valid and existing leasehold interest under each of the Parent Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 4.16(d) of the Parent Disclosure Schedule and (B) Permitted Liens. Parent or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Parent Property. All Parent Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Parent Properties are considered by Parent to be adequate for the current business of Parent and its Subsidiaries. There are no pending, or to the Knowledge of Parent, threatened condemnation or eminent domain proceedings that affect any Parent Property or any portion thereof.  There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Parent Owned Properties. With respect to any Parent Property subject to the Parent Real Property Leases, except as expressly provided in the Parent Real Property Leases, neither Parent nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Parent Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Parent nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Parent Property, and no such Taxes or assessments are pending or, to the Knowledge of Parent, threatened. Neither the Parent Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. Parent and its Subsidiaries have made all material repairs and replacements to the Parent Property that, to Parent’s Knowledge, are required to be made by Parent and its Subsidiaries under the Parent Real Property Leases or as required under applicable Laws. Parent has delivered to the Company’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Parent Property (with a designation that such copies have been delivered pursuant to Section 4.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by Parent and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 4.16(e)(i) of the Parent Disclosure Schedule sets forth all leases of tangible assets and other personal property by Parent or its Subsidiaries (“Parent Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 4.16(e)(ii) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is in default under any material provision of any Parent Personal Property Lease and, to the Knowledge of Parent, none of the other counterparties thereto is in default under any material provision of any Parent Personal Property Lease, (ii) no written or, to the Knowledge of Parent, oral notice has been received by Parent or by any of its Subsidiaries from any lessor under any Parent Personal Property Lease that Parent or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Parent, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Parent Personal Property Leases, (iv) each of the Parent Personal Property Leases is valid and in full force and effect, (v) neither Parent nor any Parent Subsidiary’s possession and quiet enjoyment of the personal property leased under such Parent Personal Property Leases has been disturbed in any material respect and, to the Knowledge of Parent, there are no disputes with respect to such Parent Personal Property Leases, (vi) neither Parent nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Parent Personal Property Leases and (vii) neither Parent nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Parent Personal Property Leases. Parent has delivered to the Company’s counsel true and complete copies of each written Parent Personal Property Lease, and in the case of any oral Parent Personal Property Lease, a written summary of the material terms of such Parent Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 4.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of Parent and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Parent, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Parent adequate for the business engaged in by Parent and its Subsidiaries. Parent and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 4.16(f) of the Parent Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by Parent and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to the Company. Neither Parent nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Parent Property, Parent or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Parent or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Parent or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) Section 4.16(g) of the Parent Disclosure Schedule sets forth an accurate description of the BOLI maintained by Parent and the Parent’s Bank.

4.17 Environmental Matters. Except as set forth in Section 4.17 of the Parent Disclosure Schedule:

(a) Each of Parent and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of Parent, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or to the Knowledge of Parent, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the Knowledge of Parent, during the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of Parent, prior to the period of (x) Parent's or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 4.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property classified by Parent or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

4.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of Parent has received the opinion of the Parent Advisory Firm to the effect that as of the date of such opinion and based upon and subject to the matters set forth therein, the exchange ratio to be used in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be delivered to the Company’s counsel (with a designation that such copy has been delivered pursuant to Section 4.18 of this Agreement), solely for informational purposes, as soon as practicable following the date hereof.

4.19 Indemnification. Except as provided in the Parent Contracts or the certificate of incorporation or by-laws of Parent or Parent’s Bank or the governing documents of any Parent Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 4.19 of the Parent Disclosure Schedule), neither Parent nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Parent (a “Parent Covered Person”), and, to the Knowledge of Parent, there are no claims for which any Parent Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of Parent or any Subsidiary of Parent, applicable Law or any indemnification agreement.

4.20 Loan Portfolio.

(a) With respect to each loan owned by Parent or its Subsidiaries in whole or in part (each, a “Parent Loan”), to the Knowledge of Parent:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

(ii) neither Parent nor any of its Subsidiaries nor any prior holder of a Parent Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Parent Loan file;

(iii) Parent or a Subsidiary of Parent is the sole holder of legal and beneficial title to each Parent Loan (or Parent’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Parent;

(iv) the note and the related security documents, copies of which are included in the Parent Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Parent Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Parent Loan, except as otherwise referenced on the books and records of Parent;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Parent Loan; and

(vii) with respect to a Parent Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b) Except as set forth in Section 4.20(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2013, over 90 days delinquent in payment of principal or interest. Section 4.20(b) of the Parent Disclosure Schedule sets forth (a) all of the Parent Loans of Parent or any of its Subsidiaries that as of the date of Parent’s Bank’s most recent bank examination, were classified by Parent, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Parent Loan and the identity of the borrower thereunder, (b) each Parent Loan that was classified as of December 31, 2013 as impaired in accordance with ASC 310, (c) by category of Parent Loan (i.e., commercial, consumer, etc.), all of the other Parent Loans of Parent and its Subsidiaries that as of December 31, 2013, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Parent Loans by category and (d) each asset of Parent that as of December 31, 2013, was classified as OREO and the book value thereof as of such date.

(c) As of December 31, 2013, the allowance for loan losses in the Parent Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of December 31, 2013, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Unaudited Year-End Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies.

(d) Parent has delivered to the Company a schedule setting forth a list of all Parent Loans as of December 31, 2013 by Parent and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Parent or any of its Subsidiaries. Except as set forth in Section 4.20(d) of the Parent Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Parent Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Parent Loan was made; and (ii) all such Parent Loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 4.20(e) of the Parent Disclosure Schedule, none of the agreements pursuant to which Parent or any of its Subsidiaries has sold Parent Loans or pools of Parent Loans or participations in Parent Loans or pools of Parent Loans is subject to any obligation to repurchase such Parent Loans or interests therein solely on account of a payment default by the obligor on any such Parent Loan.

(f) Except as set forth in Section 4.20(f) of the Parent Disclosure Schedule, since December 31, 2009, neither Parent nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Parent Loans that would be commonly referred to as High Risk Loans.

(g) Except as set forth in Section 4.20(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

4.21 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Antitakeover Provisions Inapplicable. The Board of Directors of Parent has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 3.27 of this Agreement, apply to the acquisition of Parent Common Stock pursuant to this Agreement.

4.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Parent or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither Parent nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 4.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 4.23(c) of the Parent Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Parent and its Subsidiaries as of December 31, 2013.

(d) Except as set forth in Section 4.23(d) of the Parent Disclosure Schedule, none of the deposits of Parent or any of its Subsidiaries is a “brokered” or “listing service” deposit.

4.24 Vote Required. Approval by holders of two-thirds of the outstanding Parent Common Stock shall be sufficient to constitute approval by Parent’s shareholders of the Merger and this Agreement. Assuming that a quorum is present at the Parent Shareholder Meeting, approval by holders of a majority of the total votes cast by the holders of Parent Common Stock on each of the other Parent Shareholder Matters shall be sufficient to constitute approval by Parent’s shareholders of such other Parent Shareholder Matters. A majority of the outstanding shares of Parent Common Stock constitutes a quorum for purposes of the Parent Shareholder Meeting.

4.25 Intellectual Property. Except as set forth in Section 4.25 of the Parent Disclosure Schedule:

(a) Each of Parent and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of Parent and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property of Parent and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Parent and each of its Subsidiaries as presently conducted. Each of Parent and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of Parent and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Neither Parent nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Parent or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To Parent’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of Parent’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f) Parent and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Parent or any of its Subsidiaries, and to Parent’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Parent’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) Parent’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Parent and each of its Subsidiaries in connection with their respective businesses and (ii) to Parent Knowledge, have not materially malfunctioned or failed within the past two years. Parent and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) Parent and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing.

4.26 Prior Regulatory Applications. Except as disclosed in Section 4.26 of the Parent Disclosure Schedule, since January 1, 2011, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

4.27 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company as defined under Section 14A:10A-3 of the BCA.

4.28 Disclosure. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Article IV not misleading.

4.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III of this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Company Stock Options, Company Restricted Shares or Company Performance Units or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding under the Company Stock Compensation Plans as of the date hereof as set forth in Section 3.2(a) of the Company Disclosure Schedule (any such exercise to be in accordance with the original terms of such Company Stock Options) and for the issuance of shares of Company Common Stock in connection with the Company Performance Units outstanding under the Company Stock Compensation Plans as of the date hereof as set forth in Section 3.2(a) of the Company Disclosure Schedule (any such issuance to be in accordance with the original terms of such Company Performance Units and subject to the maximum share limits set forth in Section 3.2(a) of the Company Disclosure Schedule);

(c) amend its certificate of incorporation, by-laws or other similar governing documents, except, in the case of the Company Bank, for the amendments to the bylaws of the Company Bank substantially in the form set forth in Section 5.1(c) of the Company Disclosure Schedule to be effective as of the Effective Time;

(d) make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company's independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than (x) any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof and (y) the amendment to the employment agreement among the Company, the Company Bank and Frank S. Sorrentino, III, in the form and substance of the amendment set forth in Section 5.1(i) of the Company Disclosure Schedule, effective as of the Effective Time;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k) other than in the Ordinary Course of Business or as permitted by Section 5.1(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $200,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(o) except in the Ordinary Course of Business with respect to loans made by the Company’s Bank, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(p) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Company's Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), or (B) (i) under the Lending Manual, such action must be approved by the Board or the Loan Committee of the Board of Directors of the Company Bank, and (ii) such transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $10,000,000;

(q) incur any additional borrowings beyond those set forth in Section 5.1(q) of the Company Disclosure Schedule other than Federal Home Loan Bank borrowings with a final maturity of five years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(r) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by the Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(s) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(t) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(u) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(v) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(w) after a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(x) take any other action outside of the Ordinary Course of Business; or

(y) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the declaration or payment of a quarterly cash dividend not to exceed $0.075 per share of Parent Common Stock at intervals consistent with Parent’s past practices over the prior twelve months;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Parent or any Subsidiary of Parent, or any securities convertible into or exercisable for any shares of the capital stock of Parent or any Subsidiary of Parent, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Parent Stock Options or Parent Restricted Shares other than any acceleration disclosed in Section 5.2(i)(I) of the Parent Disclosure Schedule or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options outstanding under the Parent Stock Incentive Plans as of the date hereof as set forth in Section 4.2(b) of the Parent Disclosure Schedule, any such exercise to be in accordance with the original terms of such options;

(c) amend its certificate of incorporation, by-laws or other similar governing documents, except as provided herein with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws;

(d) make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company's independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Parent Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between Parent or any Subsidiary of Parent and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Parent Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Parent Stock Incentive Plans or otherwise, other than (x) any acceleration required under the terms of the Parent Stock Incentive Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof, (y) any acceleration disclosed in Section 5.2(i)(I) of the Parent Disclosure Schedule and (z) amendments to the employment agreement among Parent, the Parent’s Bank and Anthony Weagley and the non-competition agreement between Parent and Anthony Weagley, in the form and substance of the amendments set forth in Section 5.2(i)(II) of the Company Disclosure Schedule, effective as of the Effective Time;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Parent Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Parent Property or any part thereof;

(k) other than in the Ordinary Course of Business or as permitted by Section 5.2(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties is bound;

(n) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $200,000 or involving any material restrictions upon the operations of Parent or any of its Subsidiaries;

(o) except in the Ordinary Course of Business with respect to loans made by Parent’s Bank, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(p) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Parent's Board-approved loan policy manual in effect on the date hereof (the “Parent Lending Manual”), or (B) (1) under the Lending Manual, such action must be approved by the Board or the Loan Committee of the Board of Directors of the Parent Bank, and (2) such transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $10,000,000;

(q) incur any additional borrowings beyond those set forth in Section 5.2(q) of the Parent Disclosure Schedule other than Federal Home Loan Bank borrowings with a final maturity of five years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Parent or any Subsidiary of Parent in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(r) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Parent as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(s) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the Company, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(t) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(u) elect to the Board of Directors of Parent any person who is not a member of the Board of Directors of Parent as of the date hereof;

(v) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(w) after a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) shall have been made directly to Parent’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Parent or any member of Parent’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of Parent’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(x) take any other action outside of the Ordinary Course of Business; or

(y) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Company Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Company Shareholder Matters (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Company Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Company Superior Proposal or would reasonably be likely to result in a Company Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company executed by the Company on October 2, 2013 and by Parent on October 3, 2013 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Company Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Company Acquisition Proposal.

(b) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Company Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Company Acquisition Proposal no longer being a Superior Proposal and (B) the Company’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Company Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Except as expressly permitted by this Section 5.3, Parent and its Subsidiaries shall not, and Parent and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Parent Acquisition Proposal; provided that in the event that, prior to the time that Parent’s shareholders’ approval of Parent Shareholder Matters (the “Parent Shareholder Approval”) is obtained but not after, (1) Parent receives, after the execution of this Agreement, an unsolicited bona fide Parent Acquisition Proposal from a person other than Parent, and (2) Parent’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Parent Superior Proposal or would reasonably be likely to result in a Parent Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law, Parent may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement and any non-public information provided to any person given access to nonpublic information shall have previously been provided to the Company or shall be provided to the Company prior to or concurrently with the time it is provided to such person. Parent will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the Company with respect to any Parent Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Parent Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Parent Acquisition Proposal.

(d) Neither the Parent’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to the Company) or refuse to make the Parent Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Parent Acquisition Proposal, or (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Parent Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(c) of this Agreement). Notwithstanding the foregoing, prior to the date of the Parent Shareholders Meeting, the Parent’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Parent Subsequent Determination”) after the fourth (4th) Business Day following the Company’s receipt of a written notice (the “Parent Notice of Superior Proposal”) from Parent (A) advising that the Parent’s Board of Directors has decided that a bona fide unsolicited written Parent Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of Parent or its Subsidiaries that would have been such a breach if committed by Parent or its Subsidiaries) constitutes a Superior Proposal (it being understood that Parent shall be required to deliver a new Parent Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Parent proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) the Company does not make, after being provided with reasonable opportunity to negotiate with Parent, within three (3) Business Days of receipt of a Parent Notice of Superior Proposal, a written offer that the Board of Directors of Parent determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Parent Acquisition Proposal no longer being a Superior Proposal and (B) and (B) the Parent’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Parent’s shareholders under applicable Law and that such Parent Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by the Company pursuant to this Section 5.3(d).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Parent Board Recommendation or the making of a Parent Subsequent Determination by the Parent’s Board of Directors shall not change the approval of the Parent’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(e) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors or Parent or the Parent’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(f) In addition to the obligations of the Company set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Company Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believes is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(g) In addition to the obligations of Parent set forth in Sections 5.3(c) and (d) of this Agreement, in the event that Parent or any of its Subsidiaries or any representative of Parent or its Subsidiaries receives (i) any Parent Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Parent’s Board of Directors believes is reasonably likely to lead to or that contemplates a Parent Acquisition Proposal, Parent promptly (and in any event within 48 hours of receipt) shall advise the Company in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request. Parent shall keep the Company reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, Parent shall promptly (and in any event within 48 hours) notify the Company in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Parent Acquisition Proposal pursuant to Sections 5.3(c) or (d) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (A) a tender or exchange offer to acquire 15% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 15% or more of the voting power in, or 15% or more of the business, assets or deposits of, the Company or any of its Subsidiaries (a “Company Acquisition Proposal”) or (B) a tender or exchange offer to acquire 15% or more of the voting power in Parent or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving Parent or any of its Subsidiaries or any other proposal or offer to acquire in any manner 15% or more of the voting power in, or 15% or more of the business, assets or deposits of, Parent or any of its Subsidiaries (a “Parent Acquisition Proposal”); provided, however, that the term “Parent Acquisition Proposal” shall not include any purchase of securities of Parent pursuant to the Inducement Agreement.

(ii) “Superior Proposal” means (i) with respect to a Company Acquisition Proposal, an unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1)  receiving the advice of its financial advisor, (2)  taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3)  taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law and (ii) with respect to a Parent Acquisition Proposal, an unsolicited bona fide written Parent Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%) that Parent’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by the Company in response to such proposal pursuant to Section 5.3(d) of this Agreement or otherwise), after (1)  receiving the advice of its financial advisor, (2)  taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3)  taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to their respective shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company or Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require the Company or Parent to take any actions specified in this Section 6.1(b) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(e) The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of the Company Shareholder Matters. Parent shall engage a proxy solicitor reasonably acceptable to the Company to assist Parent in obtaining the approval of Parent’s shareholders of the Parent Shareholder Matters.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors' and shareholders' meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company will deliver to Parent and Parent will deliver to the Company their respective internally prepared consolidated income statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2013), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e) As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the New Jersey Department and the FDIC and Parent will deliver to the Company Parent’s Bank’s call reports filed with the OCC.

6.3 Shareholders’ Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Company Shareholder Matters (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board's legal counsel and pursuant to the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of the Company Shareholder Matters and (with Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by the Company to its shareholders in connection with this Agreement. Parent shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date of the Company Shareholders’ Meeting for the purpose of voting upon the approval and adoption of the Parent Shareholder Matters and holding a “Say on Merger Pay” non-binding advisory vote to the extent required by SEC regulations (the “Parent Shareholders’ Meeting”). Parent will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Parent’s Board of Directors of its fiduciary duties as advised by such Board's legal counsel and pursuant to the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of the Parent Shareholder Matters and (with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Parent to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Voting Agreements. Contemporaneous with the execution of this Agreement, the Company has delivered to Parent copies of voting agreements signed by each member of the Board of Directors of the Company and by the Company’s chief financial officer (the “Company Voting Agreements”). Contemporaneous with the execution of this Agreement, Parent has delivered to the Company copies of voting agreements signed by each member of the Board of Directors of Parent and by Parent’s chief financial officer (the “Parent Voting Agreements” and, together with the Company Voting Agreements, the “Voting Agreements”).

6.6 NASDAQ Global Select Market Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans. Prior to the Effective Time, Parent and the Company shall cooperate to determine the manner in which their respective employment benefit plans shall be integrated subsequent to the Effective Time (it being understood that inclusion of specific employees in specific plans may occur at different times with respect to different plans). With respect to any such plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company, Parent and their respective Subsidiaries (or predecessor employers to the extent that such entities provide past service credit) shall be treated as service with the Surviving Corporation and the Surviving Bank. The Parties shall use commercially reasonable efforts to cause each such plan that is a group health plan to waive pre-existing condition limitations applicable to their employees (to the same extent such limitations were satisfied immediately prior to the Closing).

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company, the Company’s Bank, Parent or Parent’s Bank or who serves or has served at the request of the Company, the Company’s Bank, Parent or Parent’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company, the Company’s Bank, Parent or Parent’s Bank or serves or has served at the request of the Company, the Company’s Bank, Parent or Parent’s Bank as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company, the Company’s Bank, Parent or Parent’s Bank or any of their Affiliates, or by any former or present shareholder of the Company or Parent (each a Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Bank Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of the Company, Parent or their respective Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent that the Company or Parent would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by the Company (provided that Parent may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than the Company's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that the dollar amount of the premiums payable by Parent for such insurance shall be subject to such customary limitations (consistent with the limitations to be developed under Section 6.8(c)) as shall be reasonably determined by the Company and Parent prior to the Effective Time. If the premiums for such insurance would at any time exceed the limitations so agreed upon, then Parent may satisfy its obligations under this Section 6.8(b) by causing to be maintained policies which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium consistent with such limitations. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, tail insurance with respect to the Company’s existing directors' and officers' liability insurance policy.

(c) Parent shall cause the persons serving as officers and directors of Parent immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by Parent (provided that Parent may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that the dollar amount of the premiums payable by Parent for such insurance shall be subject to such customary limitations (consistent with the limitations to be developed under Section 6.8(b)) as shall be reasonably determined by the Company and Parent prior to the Effective Time. If the premiums for such insurance would at any time exceed the limitations so agreed upon, then Parent may satisfy its obligations under this Section 6.8(c) by causing to be maintained policies which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium consistent with such limitations.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Parent Dividends. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not increase the dollar amount of its quarterly cash dividend beyond $0.075 per share.

6.11 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, the Surviving Corporation shall be under no obligation to retain any employee of Company, Parent or their respective Subsidiaries, Parent will, as of the Effective Date, make a good faith effort to offer, and cause its Subsidiaries to offer, continued employment to each employee of the Company, Parent and their respective Subsidiaries, whether in their current position or in another position with the Surviving Corporation or its Subsidiaries, subject to the Surviving Corporation’s employment policies and procedures and the needs of the Surviving Corporation and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of either the Company, Parent or their respective Subsidiaries as of the date hereof whose employment is terminated or substantially adversely modified by the Surviving Corporation or any of its Subsidiaries during the period from the Effective Time until the one year anniversary of the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall, unless otherwise set forth in an agreement referenced in Section 6.11(b) of this Agreement, be entitled to severance payments from the Surviving Corporation or its Subsidiaries in accordance with the severance formula set forth in Section 6.11(a) of the Parent Disclosure Schedule. For purposes of this Section 6.11, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.11, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee's compensation or the overall importance of such employee’s position, as determined by balancing (i) any increase or decrease in the scope of such employee’s responsibilities against (ii) any increase or decrease in the relative extent of the business, activities or functions (or portions thereof) for which such employee has and had responsibility; provided, however, that neither a change of such employee’s title or a change in the employer’s organizational hierarchy, without a decrease in relative responsibility balanced as set forth above, shall be considered a substantial diminution of overall importance.

(b) Parent shall honor, adopt and perform under and/or permit the Company to honor and perform under those certain agreements set forth in Section 6.11(b) of the Company Disclosure Schedule. Parent shall honor and perform under those certain agreements set forth in Section 6.11(b) of the Parent Disclosure Schedule

6.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.13 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that each Party believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Parties recognize that they may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Between the date hereof and the Effective Time, as part of a plan of integration for the Merger and the Bank Merger, the Parties shall determine the steps that will be required to conform their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as of the Effective Time.

6.14. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.15. Printing and Mailing Expenses. Parent, in reasonable consultation with the Company, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.16 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.16 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.16 and all other reports delivered by the Company hereunder.

6.17 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Company that is approved by Parent) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to Parent) prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Response Action Outcome” as such term is defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to the Parent) , or (iv) issuance of a waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Company’s obligations under this Section 6.17.

6.18 Section 16 Matters. Prior to the Effective Time, to the extent permitted by Law without expense to the Parties, the Parties will use commercially reasonable efforts to take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock or purchase of shares of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.20 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Parent and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.21 No Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.22 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.22 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. The Company Shareholder Matters shall have been approved by the requisite vote of the shareholders of the Company. The Parent Shareholder Matters shall have been approved by the requisite vote of the shareholders of Parent. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the OCC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in the reasonable judgment of Parent and the Company, impair, in any material respect, the value of the Merger to the shareholders of the Company and Parent or otherwise constitute a Materially Burdensome Regulatory Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by Lowenstein Sandler LLP, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler LLP representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler LLP and dated the date of such opinion, on which Lowenstein Sandler LLP shall be entitled to rely.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. The representations and warranties of the Company made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause (i) of Section 3.8(d)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by the Company prior to or at the Closing.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Accountant's Letter. If requested by Parent prior to the date on which the SEC declares the S-4 effective, the Company shall have caused to be delivered to Parent “cold comfort” letters or letters of procedures from the Company's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's shareholders and (ii) a date not earlier than five Business Days preceding the date of the Closing and addressed to Parent and its Board of Directors, concerning such matters covered by or incorporated by reference in the S-4 as are customarily addressed in such letters.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(e) Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(f) FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Conditions to the Obligations of the Company Under this Agreement. The obligations of the Company under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. The representations and warranties of Parent made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause of Section 4.8(d)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Parent prior to or at the Closing.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.3(c) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(d) Required Steps. Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(e) Continued Validity of Certain Agreements. Each of the Consulting Agreement and the Inducement Agreement shall remain in full force and effect, with only such amendments thereto as the Company and Parent shall have consented to in writing, and the shareholder party to the Inducement Agreement shall have complied in all material respects (after giving effect to any curative steps taken in good faith by such shareholder party) with the voting and proxy delivery provisions of the Inducement Agreement. In addition, all representations and warranties made by the shareholder party to the Inducement Agreement shall remain correct in all material respects (after giving effect to any curative steps taken in good faith by such shareholder party).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the Company Shareholder Matters and whether before or after approval by the shareholders of Parent of the Parent Shareholder Matters:

(a)	by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either Parent or the Company if (i) the Company Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof or (ii) the Parent Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Parent’s shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party to which such representation is made not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (A) pays to Parent the Termination Fee and Termination Expenses, and (B) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent, if, prior to receipt of the Parent Shareholder Approval, Parent has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Parent (A) pays to the Company the Termination Fee and Termination Expenses, and (B) delivers to the Company a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to the Company and shall irrevocably waive any right the releasing parties may have to challenge the payment to the Company of the Termination Fee and the payment to the Company of the Termination Expenses;

(i) by Parent if (I) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses by the Company pursuant to Section 8.5 of this Agreement;

(j) by the Company if (I) prior to receipt of the Parent Shareholder Approval, Parent or the Parent’s Board of Directors (or any committee thereof) has (A) effected a Parent Subsequent Determination or approved, adopted, endorsed or recommended any Parent Acquisition Proposal, (B) failed to make the Parent Board Recommendation, withdrawn the Parent Board Recommendation or failed to publicly re-affirm the Parent Board Recommendation within five days after receipt from the Company of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to the Company, or (D) in response to the commencement (other than by the Company or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of Parent Common Stock, recommended that the shareholders of Parent tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses by Parent pursuant to Section 8.5 of this Agreement;

(k) by Parent if any of the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(l) by the Company if any of the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and/or the shareholders of Parent; provided, however, that (i) after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement and (ii) after any approval of the transactions contemplated by this Agreement by Parent's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which increases the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(g) of this Agreement or by Parent pursuant to Section 8.1(i) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $10,000,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as certified by Parent upon receipt of the Company’s notice of termination or delivery of Parent’s notice of termination, whichever is applicable), up to $500,000 in such expenses (the “Parent’s Termination Expenses”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(h) of this Agreement or by the Company pursuant to Section 8.1(j) of this Agreement, then Parent shall pay to the Company, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) the Termination Fee and (y) the dollar amount of out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement (as certified by the Company upon receipt of Parent’s notice of termination or delivery of the Company’s notice of termination, whichever is applicable), up to $500,000 in such expenses (the “Company’s Termination Expenses”).

(iii) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or  8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the Parent’s Termination Expenses;

(iv) (A) a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) shall have been made directly to Parent’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Parent or any member of the Parent’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or  8.1(d)(ii) of this Agreement (if the Parent Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by the Company pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then Parent shall pay to the Company, immediately upon such termination, by wire transfer of immediately available funds, the Company’s Termination Expenses;

(v) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Section 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Company shall pay Parent the Termination Fee on the earlier of the date of such execution or consummation; or

(vi) (A) a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) shall have been made directly to Parent’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Parent or any member of the Parent’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Section 8.1(d)(ii) of this Agreement (if the Parent Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by the Company pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Parent Acquisition Proposal (which, in each case, need not be the same Parent Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then Parent shall pay the Company the Termination Fee on the earlier of the date of such execution or consummation.

For purposes of clauses (iii) and (v) of this Section 8.5, the term “Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(h)(i)(A) of this Agreement except that references in Section 5.3(h)(i)(A) to “15%” shall be replaced by “50%”. For purposes of clauses (iv) and (vi) of this Section 8.5, the term “Parent Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(h)(i)(B) of this Agreement except that references in Section 5.3(h)(i)(B) to “15%” shall be replaced by “50%.”

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein. The inclusion of an item in either such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by the Party including such item that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement.

9.3 Expenses. Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company and Parent shall be shared equally by Parent and the Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:

Center Bancorp, Inc.

2455 Morris Avenue

Union, New Jersey 07083

Attn: Anthony C. Weagley,

     President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

(b) if to the Company, to:

ConnectOne Bancorp, Inc.

301 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attn: Frank Sorrentino III,

     Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market or the NASDAQ Global Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“13D Parties” means each of the signatories to Amendment No. 22 to the Schedule 13D filed with respect to Parent on September 9, 2011.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Company Directors” shall mean six current members of the Company’s Board of Directors who are identified as such by the Company in a notice to Parent delivered within fifteen (15) days of the date hereof and who are acceptable to Parent, such acceptance not to be unreasonably withheld, conditioned or delayed; provided, however, that if any such persons are unable or unwilling to serve as directors of the Surviving Corporation as of the Effective Time, such persons shall be replaced by other persons who are identified by the Company and who are acceptable to Parent, such acceptance not to be unreasonably withheld, conditioned or delayed. In no instance shall there be more or less than six Company Directors.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Knowledge” means, with respect to the Company, the actual knowledge of Frank S. Sorrentino, III and William S. Burns and with respect to Parent, the actual knowledge of Anthony C. Weagley, Joseph D. Gangemi and Richard Patryn.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger or the Bank Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means, with respect to the Company, the most recent balance sheet included within the Company Financial Statements and, with respect to Parent, the most recent balance sheet included within the Company Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Parent Directors” shall mean six current members of Parent’s Board of Directors who are identified as such by Parent in a notice to the Company delivered within fifteen (15) days of the date hereof and who are acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed; provided, however, that if any such persons are unable or unwilling to serve as directors of the Surviving Corporation as of the Effective Time, such persons shall be replaced by other persons who are identified by Parent and who are acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed. In no instance shall there be more or less than six Parent Directors as of the Effective Time.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the ten consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the third trading day prior to the date on which the Effective Time occurs.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement) and (f) in the case of Parent Owned Properties held by Parent or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to the Company’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b) The following terms are defined in the following sections of this Agreement:

Accounting Firm	3.6(a)
Acquisition Proposal	5.3(h)(i)
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Amended and Restated By-Laws	1.9
Amended and Restated Certificate of Incorporation	1.2
Bank Merger	1.14
Bank Merger Agreement	1.14
BCA	1.1
BCSRA	3.17(d) and 4.17(d)
BHCA	3.1(a)
BOLI	3.16(g)
BOLI Covered Individuals	3.16(g)
cause	6.11(a)
CERCLA	3.17(d) and 4.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Code	1.12
Company	Preamble
Company Acquisition Proposal	5.3(h)(i) and 8.5
Company Advisory Firm	3.7
Company’s Bank	Recital A
Company Benefit Plans	3.11(a)
Company Board Recommendation	3.3(a)
Company Common Stock	1.4(a)
Company Contract	3.14

Company Disclosure Schedule	Article III Lead-in
Company Employees	6.7(a)
Company Financial Statements	3.6(a)
Company Option Grant Agreement	1.6(a)
Company Pension Plans	3.11(a)
Company Performance Unit Grant Agreements	1.6(b)
Company Performance Units	1.6(b)
Company Preferred Stock	3.2(a)
Company Property	3.16(a)
Company Properties	3.16(a)
Company Regulatory Agencies	3.5(a)
Company Reports	3.5(b)
Company Restricted Share Grant Agreements	1.6(c)
Company Restricted Shares	1.6(c)
Company Series A Preferred Stock	3.2(a)
Company Series B Preferred Stock	3.2(a)
Company Series C Preferred Stock	3.2(a)
Company Shareholder Approval	5.3(a)
Company Shareholder Matters	3.3(a)
Company Shareholders’ Meeting	6.3
Company Stock Compensation Plans	1.6(a)
Company Stock Option	1.6(a)
Company Stock Options	1.6(a)
Company Subsequent Determination	5.3(b)
Company Termination Expenses	8.5(ii)
Company Unaudited Year-End Financial Statements	3.6(a)
Company Voting Agreements	6.5
Company Welfare Plans	3.11(a)
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
Consulting Agreement	4.14(i)
control	Definition of “Affiliate”
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.23(b)
Determination Date	1.2
DPC Shares	1.4(b)
Dodd-Frank Act	3.5(b)
DOL	3.11(b)
Effective Time	1.2

Environmental Laws	3.17(d) and 4.17(d)
Environmental Matters	3.17(d) and 4.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	1.5
Exchange Fund	2.1
Exchange Ratio	1.4(a)
Filing Documents	6.1(c)
FDIC	1.14
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Inducement Agreement	4.14(i)
Insurance Agreement	3.16(g)
Intellectual Property	3.25(h)(1)
IRS	3.10(a)
ISRA	3.17(d) and 4.17(d)
IT Assets	3.25(i)(2)
Lending Manual	5.1(p)
Licensed Intellectual Property	3.25(h)(3)
Loan	3.20(a)
Loan Property	3.17(d) and 4.17(d)
LSRP	6.17
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recital A
Merger Consideration	1.4(c)
New Jersey Department	1.14
New Stock Options	1.6(a)
NJDEP	6.17
Notice of Superior Proposal	5.3(b)
OCC	1.14
Old Stock Options	1.6(a)
OREO	3.20(b)
Owned Intellectual Property	3.25(h)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Parent	Preamble
Parent Acquisition Proposal	5.3(i) and 8.5
Parent Advisory Firm	4.7
Parent Advisory Vote Matters	4.3(a)
Parent Board Recommendation	4.3(a)
Parent Benefit Plans	4.11(a)

Parent BOLI Covered Individuals	4.16(a)
Parent Common Stock	1.4(a)
Parent Contract	4.14(h)
Parent Covered Person	4.19
Parent Disclosure Schedule	Article IV Lead-in
Parent DRIP	4.2(a)
Parent Financial Statements	4.6(a)
Parent Insurance Agreement	4.16(a)
Parent Lending Manual	5.2(p)
Parent Loan	4.20(a)
Parent Notice of Superior Proposal	5.3(d)
Parent Option/Restricted Share Grant Agreement	4.2(b)
Parent Owned Properties	4.16(a)
Parent Owned Property	4.16(a)
Parent Pension Plans	4.11(a)
Parent Personal Property Leases	4.16(e)
Parent Preferred Stock	4.2(a)
Parent Properties	4.16(a)
Parent Property	4.16(a)
Parent Real Property Lease	4.16(a)
Parent Real Property Leases	4.16(a)
Parent Regulatory Agencies	4.5(a)
Parent Regulatory Agreement	4.15
Parent Reports	4.5(b)
Parent Restricted Shares	4.2(b)
Parent Shareholder Approval	5.3(c)
Parent Shareholder Matters	4.3(a)
Parent Shareholders’ Meeting	6.3
Parent Stock Incentive Plans	4.2(a)
Parent Stock Option	4.2(b)
Parent Stock Options	4.2(b)
Parent Subsequent Determination	5.3(d)
Parent Unaudited Year-End Financial Statements	4.6(a)
Parent Welfare Plans	4.11(a)
Parent’s Accounting Firm	3.6(d)
Parent’s Bank	Recital A
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.25(h)(1)
Per Share Cash Consideration	1.4(a)(ii)
Per Share Stock Consideration	1.4(a)(i)
Personal Property Leases	3.16(e)

Proxy Statement	3.4
RCRA	3.17(d) and 4.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(h)(5)
Registration	3.25(h)(5)
Registration Rights Agreement	4.14(i)
Regulated Substances	3.17(d) and 4.17(d)
Regulatory Agreement	3.15
Response Action Outcome	6.17
S-4	3.4
SEC	3.4
Securities Act	3.5(b)
Spill Act	3.17(d) and 4.17(d)
SRRA	3.17(d) and 4.17(d)
Superior Proposal	5.3(h)(ii)
Surviving Bank	1.14
Surviving Corporation	1.1
Tax; Taxes	3.10(h)
Tax Returns	3.10(h)
Termination Fee	8.5(i)
Trademarks	3.25(h)(1)
Trade Secrets	3.25(h)(1)
Trust Account Shares	1.4(b)
Voting Agreements	6.5

9.12	Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in any New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President and Chief Executive Officer

CONNECTONE BANCORP, INC.

By:	/s/ Frank Sorrentino III
Name:	Frank Sorrentino III
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT 1.2A

CERTIFICATE OF MERGER

of

CONNECTONE BANCORP, INC.

(Merged Corporation)

with and into

CENTER BANCORP, INC.

(Surviving Corporation)

(Pursuant to N.J.S. 14A:10-4.1)

Dated: _____, 2014

The undersigned corporations, having adopted a plan of merger pursuant to N.J.S. 14A:10-1 pursuant to which CONNECTONE BANCORP, INC., a New Jersey corporation, shall be merged with and into CENTER BANCORP, INC., a New Jersey corporation, hereby certify as follows:

1. The name of the surviving corporation is Center Bancorp, Inc. The name of the merged corporation is ConnectOne Bancorp. Inc.

2. The plan of merger pursuant to which the merger will be effectuated is annexed hereto as Exhibit A.

3. The dates of approval of the plan of merger by the stockholders of the corporations are as follows:

ConnectOne Bancorp, Inc. ______, 2014

Center Bancorp, Inc. ______, 2014

4. The number of shares of common stock of ConnectOne Bancorp, Inc. entitled to vote on the plan of merger was [_____]. ConnectOne Bancorp, Inc. does not have any other class or series of stock entitled to vote on the plan of merger. The number of shares of common stock of ConnectOne Bancorp, Inc. that voted for the plan of merger was [____]. The number of shares of common stock of ConnectOne Bancorp, Inc. that voted against the plan of merger was [_____].

5. The number of shares of common stock of Center Bancorp, Inc. entitled to vote on the plan of merger was [_____]. Center Bancorp, Inc. does not have any other class or series of stock entitled to vote on the plan of merger. The number of shares of common stock of Center Bancorp, Inc. that voted for the plan of merger was [____]. The number of shares of common stock of Center Bancorp, Inc. that voted against the plan of merger was [_____].

6. Pursuant to N.J.S.A 14A:10-1.1(2)(b), the plan of merger provides for amendments to the certificate of incorporation of the surviving corporation to be effected by the above-mentioned merger. Such amendments, which include an amendment that changes the name of the surviving corporation from Center Bancorp, Inc. to ConnectOne Bancorp, Inc., are set forth in and effected by a restated certificate of incorporation of the surviving corporation that has been filed as an additional document together with this certificate of merger.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be executed on its behalf by its duly authorized officer as of the date first above written.

Surviving Corporation:

CENTER BANCORP, INC.,
a New Jersey corporation (the name of which shall be changed to ConnectOne Bancorp, Inc. upon filing of the above-mentioned restated certificate of incorporation)

By:
Name:
	Title:	President and Chief Executive
Officer

Merged Corporation:
CONNECTONE BANCORP, INC.,
a New Jersey corporation

By:
Name:
	Title:	Chairman of the Board
and Chief Executive Officer

EXHIBIT A

Plan of Merger

See attached.

EXHIBIT 1.2B

RESTATED CERTIFICATE OF INCORPORATION

OF

CENTER BANCORP, INC.

(New Jersey Business ID Number: 0100181324)

Pursuant to N.J.S.A. 14A:9-5(2)

Dated as of: ______, 2014

The undersigned corporation certifies that it has adopted the following Restated Certificate of Incorporation:

First: Corporate Name. The name of the corporation is ConnectOne Bancorp, Inc.

Second: Registered Office and Agent. The address of the corporation’s registered office in the State of New Jersey is 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. The name of its registered agent at such address is Frank Sorrentino III.

Third: Corporate Purposes. The purpose or purposes for which the corporation is organized are:

(a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect; and

(b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.  The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

5. Series A Preferred Stock.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of the Designated Preferred Stock shall be 10,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A below are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)	“Common Stock” means the common stock, no par value, of the Corporation.

(b)	“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c)	“Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)	“Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)	“Minimum Amount” means $2,500,000.00.

(f)	“Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)	“Signing Date” means the Original Issue Date.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

6. Senior Non-Cumulative Perpetual Preferred Stock, Series B.

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of this corporation (for purposes of this Section 6, the “Issuer”) a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 11,250.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A below are incorporated herein by reference in their entirety and shall be deemed to be a part of this Section 6 (the “Certificate of Designation”) to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, no par value, of the Issuer.

(b) “Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer and Treasury, dated as of the Signing Date.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(g) “Signing Date” means September 15, 2011.

(h) “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e) “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f) “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(h) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j) “Call Report” has the meaning set forth in the Definitive Agreement.

(k) “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l) “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i) if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii) if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n) “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o) “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p) “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q) “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r) “Dividend Record Date” has the meaning set forth in Section 3(b).

(s) “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t) “GAAP” means generally accepted accounting principles in the United States.

(u) “Holding Company Preferred Stock” has the meaning set forth in Section 7(d)(v).

(v) “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w) “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x) “Increase in QSBL” means:

(i) with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii) with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y) “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z) “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa) “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb) “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(dd) “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff) “Preferred Director” has the meaning set forth in Section 7(c).

(gg) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh) “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii) “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj) “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk) “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll) “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm) “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo) “Signing Date Tier 1 Capital Amount” means $112,101,000.

(pp) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq) “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr) “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B – C ) * 0.9 ) – D

where:

A =	Signing Date Tier 1 Capital Amount;

B =	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C =	the aggregate amount of Charge-Offs since the Signing Date; and

D =	(i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate.

(i) The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be five percent (5%).

(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B) (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)	With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4½) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B) (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)	With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4½) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)	Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for such Dividend Period shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4½) anniversary of the Original Issue Date.

(7)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii) The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(	( QSBL for the Dividend Period – Baseline ))	x 100
Baseline

(iii) The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd – 10th Dividend Periods)	Column “B” (11th – 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv) If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b) Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i) each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (¼) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii) the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c) Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i) the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii) the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d) Priority of Dividends; Restrictions on Dividends.

(i) Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii) If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii) When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv) Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e) Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on April 1, 2014 and on all Dividend Payment Dates thereafter ending on April 1, 2016, the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a) Optional Redemption.

(i) Subject to the other provisions of this Section 5:

(1)	The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)	If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii) The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)	the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c) Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv) Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v) Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Restriction on Redemptions and Repurchases.

(a) Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b) If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Fifth: Board of Directors. The number of directors constituting the current Board of Directors of the corporation consists of twelve (12); and the names and addresses of the directors are:

Name[1]	Address
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083
2455 Morris Avenue, Union, New Jersey 07083

Sixth: No Cumulative Voting Rights. Cumulative voting for the election of directors shall not be permitted.

Seventh: Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

1 To be named: the six persons designated as “Company Directors” and the six persons designated as “Parent Directors” pursuant to the Agreement and Plan of Merger, dated as of January 20, 2014, by and between Center Bancorp, Inc. and ConnectOne Bancorp, Inc.

Eighth: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

(2) Whether a more favorable price could be obtained for the corporation’s securities in the future.

(3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock.

(5) The value of the securities, if any, which the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Ninth: Preemptive Rights. No holder of common stock of the corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

Tenth: Number of Directors. The By-Laws shall specify the number of directors. Any vacancy in the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

Eleventh: Election of Directors. At each annual meeting of shareholders of the Corporation, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

Twelfth: Indemnification. Every person who is or was a director, officer, employee, or agent of the corporation or any of corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

Thirteenth: No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock. This Article may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock.

Fourteenth: So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fourteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. No amendment to or repeal of this paragraph fourteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fourteen shall apply to or have any effect on the liability or alleged liability of any director or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

Fifteenth: So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fifteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this paragraph fifteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fifteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the date first written above.

CONNECTONE BANCORP, INC.

By:
Name:
Title:

EXHIBIT 1.9

AMENDED AND RESTATED BY-LAWS OF THE SURVIVING CORPORATION

BY-LAWS

OF

CONNECTONE BANCORP, INC.

Section 1. LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS; CLARIFICATION.

1.1. These by-laws are subject to the certificate of incorporation of the corporation. In these by-laws, references to law, the certificate of incorporation and by-laws mean the law, the provisions of the certificate of incorporation and the by-laws as from time to time in effect.

1.2 These by-laws shall become effective upon consummation of the Merger (as hereinafter defined). These bylaws are the by-laws of the corporation which, immediately prior to the consummation of the Merger, was named Center Bancorp, Inc. All references herein to “the corporation” are references to the entity which immediately prior to the Merger was named Center Bancorp, Inc. and which is the surviving corporation in the Merger.

Section 2. SHAREHOLDERS

2.1. Annual Meeting. The annual meeting of shareholders shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which time the shareholders shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

2.2. Special Meetings. A special meeting of the shareholders may be called at any time by the chairman of the board, if any, the Chief Executive Officer, the president or the board of directors. A special meeting of the shareholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, date, hour, and purposes of the meeting.

2.3. Place of Meeting. All meetings of the shareholders for the election of directors or for any other purpose shall be held at such place within or without the State of New Jersey as may be determined from time to time by the board of directors. Any adjourned session of any meeting of the shareholders shall be held at the place designated in the vote of adjournment.

1

2.4. Notice of Meetings. Except as otherwise provided by law, a written notice of each meeting of shareholders stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less then ten nor more than sixty days before the meeting, to each shareholder entitled to vote thereat, and to each shareholder who, by law, by the certificate of incorporation or by these by-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such shareholder at his address as it appears in the records of the corporation. Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting. As to any adjourned session of any meeting of shareholders, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken except that if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of shareholders or any adjourned session thereof need be given` to a shareholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such shareholder, in person or by proxy, is filed with the records of the meeting or if the shareholder attends such meeting, in person or by proxy, without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the shareholders or any adjourned session thereof need be specified in any written waiver of notice.

2.5. Quorum of Shareholders. At any meeting of the shareholders a quorum shall consist of a majority of the votes entitled to be cast at the meeting, except where a larger quorum is required by law, by the certificate of incorporation or by these by-laws. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.6. Action by Vote. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

2.7. Action without Meetings. Unless otherwise provided in the certificate of incorporation or by applicable law, any action required or permitted to be taken by shareholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock entitled to vote thereon. The writing or writings comprising such unanimous consent shall be filed with the records of the meetings of shareholders.

2

2.8. Proxy Representation. Every shareholder may authorize another person or persons to act for him by proxy in all matters in which a shareholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the shareholder or by his attorney-in-fact. No proxy shall be voted or acted upon after eleven months from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of shareholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

2.9. Inspectors. The directors or the person presiding at the meeting may, but need not, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

2.10. List of Shareholders. The secretary shall prepare and make, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each shareholder and the number of shares registered in his name. The stock ledger shall be the only evidence as to who are shareholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 3. BOARD OF DIRECTORS

3.1. Number; Qualifications. The number of directors which shall constitute the whole board shall not be less than one nor more than twenty-five in number. Thereafter, within the foregoing limits, the Board of Directors shall determine the number of directors and the shareholders at the annual meeting shall elect the number of directors as determined. Within the foregoing limits, the number of directors may be increased at any time or from time to time by the shareholders or by the directors by vote of a majority of the directors then in office. The number of directors may be decreased to any number permitted by the foregoing at any time either by the shareholders or by the directors by vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. Notwithstanding the forgoing, until the 2017 annual meeting of shareholders, the entire Board Directors shall be made up of twelve (12) members, six (6) of whom (the “Former ConnectOne Directors”) shall have served as members of the Board of Directors of ConnectOne Bancorp, Inc. (“ConnectOne”) prior to the merger of ConnectOne and the corporation (the “Merger”), and six (6) of whom (the “Former Pre-Merger Center Directors”) shall have served as members of the Board of Directors of the corporation prior to the Merger. However, until the 2017 annual meeting of shareholders, in the event any director of the corporation ceases service on the Board of Directors for any reason, the individual nominated to replace such director shall be an individual who constitutes a Legacy Nominee. For purposes of these by-laws, (A) in the event that a Former ConnectOne Director ceases service on the Board, the term “Legacy Director” shall mean an individual selected by a majority of the Former ConnectOne Directors then serving on the Board (including anyone who became a Legacy Director as a result of the cessation of service of a Former ConnectOne Director) and then approved by a vote of two-thirds of the entire Board, such approval not to be unreasonably withheld, and (B) in the event that a Former Pre-Merger Center Director ceases service on the Board, the term “Legacy Director” shall mean an individual selected by a majority of the Former Pre-Merger Center Directors then serving on the Board (including anyone who became a Legacy Director as a result of the cessation of service of a Former Pre-Merger Center Director) and then approved by a vote of two-thirds of the entire Board, such approval not to be unreasonably withheld. Notwithstanding the foregoing, in the event that a replacement director cannot be selected by means of this process after a good faith attempt to do so,  the Board, by a vote of two-thirds of the entire Board, shall select an individual to replace the director who has left the board.

3

Nominations or other proposals, other than those made by, or at the direction of, a majority of the Board of Directors or a committee thereof shall be made only if timely written notice has been given to the Secretary of the corporation. To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the Board of Directors; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

4

A majority of the Board of Directors may reject any proposal or nomination by a stockholder not timely made or otherwise not in accordance with the terms of this Section 3.1. If a majority of the Board of Directors reasonably determines that the information provided in a stockholder's notice does not satisfy the informational requirements of this Section 3.1 in any material respect, the Secretary of the corporation shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed ten days from the date such deficiency notice is given to the stockholder, as a majority of the Board of Directors shall reasonably determine. If the deficiency is not cured within such period, or if a majority of the Board of Directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of this Section 3.1 in any material respect, then a majority of the Board of Directors may reject such stockholder's nomination. The Secretary of the corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and information requirements of this Section 3.1.

3.2. Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

3.3. Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors who shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the shareholders.

3.4. Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the shareholders at a meeting called for the purpose, or subject to Section 3.1 hereof, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, subject to Section 3.1 hereof, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions. Vacancies to be filled by the directors shall be promptly filled.

3.5. Committees. (a) Subject to the provisions of these bylaws, the board of directors may, by vote of a majority of the whole board, (i) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors, and to designate the Chairman of each such committee; (ii) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (iii) determine the extent to which each such committee shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. Notwithstanding the forgoing, the board of directors shall establish at least the following four (4) committees: the Executive Committee, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

5

(b) The Executive Committee shall consist of at least four (4) directors, one of whom shall be the Chief Executive Officer of the corporation. Until the 2017 annual meeting of shareholders, one-half of the members of the Executive Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger, and one half of the members of the Executive Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Chief Executive Officer of the corporation shall serve as the Chairman of the Executive Committee. The Executive Committee shall have and exercise the full authority of the board of directors in the management of the business of the corporation between meetings of the full board of directors, except to the extent any such exercise of authority is reserved by law to the full board of directors.

(c) The Audit Committee shall consist of at least four (4) members, each of whom shall meet the standards set forth in the charter of the Audit Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Audit Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger, and one half of the members of the Audit Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Audit Committee shall have the duties and powers set forth in its charter.

(d) The Nominating and Corporate Governance Committee shall consist of at least four (4) members, each of whom shall meet the standards set forth in the charter of the Nominating and Corporate Governance Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Nominating and Corporate Governance Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger and one half of the members of the Nominating and Corporate Governance Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Nominating and Corporate Governance Committee shall have the duties and powers set forth in its charter.

(e) The Compensation Committee shall consist of at least four (4) members, each of which will meet the standards set forth in the charter of the Compensation Committee. Until the 2017 annual meeting of shareholders, one-half of the members of the Compensation Committee shall have served as members of the Board of Directors of ConnectOne prior to the Merger and one half of the members of the Compensation Committee shall have served as members of the Board of Directors of the corporation prior to the Merger. The Compensation Committee shall have the duties and powers set forth in its charter.

(f) Except as the board of directors may otherwise determine or these bylaws otherwise provide, any committee may make rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors.

6

3.6. Regular Meetings. Regular meetings of the board of directors may be held without call or notice at such places within or without the State of New Jersey and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of shareholders.

3.7. Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of New Jersey designated in the notice of the meeting, when called by the chairman of the board, if any, the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the chairman of the board, if any, the president or any one of the directors calling the meeting.

3.8. Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.9. Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.10. Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

3.11. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

3.12. Participation in Meetings by Conference Telephone. Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

7

3.13. Compensation. In the discretion of the board of directors, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the board of directors from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the corporation in any other capacity and receiving reasonable compensation therefor.

3.14. Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is true:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the shareholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

3.15. Lead Director. To the extent the Chairman of the corporation also serves as an executive officer of the corporation, the board shall appoint an independent director to serve as "Lead Director" in the conduct of board Executive Session meetings.

The Lead Director shall:

•	Chair any meeting of the non-management or independent directors in executive session;

•	Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

8

•	Facilitate communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board.

Section 4. OFFICERS AND AGENTS

4.1. Enumeration; Qualification. The officers of the corporation shall be a chief executive officer, a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller. The corporation may also have such agents, if any, as the board of directors from time to time may in its discretion choose. Any officer may be but none need be a director or shareholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

4.2. Chairman. The Chairman shall preside at all meetings of the board of directors or shareholders of the corporation. In his absence, the Lead Director, or in his absence, such other director as shall be selected by a majority of the board, shall preside.

4.3. Chief Executive Officer. The Chief Executive Officer shall have general executive powers to run the operations of the corporation and carry out the dictates of the board of directors. He shall have general supervision of the business of the corporation, and shall prescribe the duties of the other officers and employees of the corporation. The Chief Executive Officer shall have the authority to retain or terminate officers and employees of the corporation, subject to Board ratification with regard to the Chief Financial Officer, Chief Lending Officer and Chief Credit Officer.

4.4. President. The President shall have such duties and responsibilities as shall be prescribed to him by the board or the Chief Executive Officer. In addition, he shall have such other powers and duties as may be accorded him by law or regulation, or, to the extent not prescribed to another office, by industry practice.

4.5. Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the board of directors or by the president. If no controller is elected, the treasurer shall also have the duties and powers of the controller. Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

9

4.6. Controller and Assistant Controllers. If a controller is elected, he shall be the chief accounting officer of the corporation and shall be in charge of its books of account and accounting records, and of its accounting procedures. He shall have such other duties and powers as may be designated from time to time by the board of directors, the president or the treasurer.

Any assistant controller shall have such duties and powers as shall be designated from time to time by the board of directors, the president, the treasurer or the controller.

4.7. Secretary and Assistant Secretaries. The secretary shall record all proceedings of the shareholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of shareholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all shareholders and the number of shares registered in the name of each shareholder. He shall have such other duties and powers as may from time to time be designated by the board of directors or the president. Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

4.8. Other Officers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, if any, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

4.9. Election. The officers may be elected by the board of directors at their first meeting following the annual meeting of the shareholders or at any other time. At any time or from time to time the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

4.10. Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the shareholders and until his respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

Section 5. RESIGNATIONS AND REMOVALS

5.1. Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. A director (including persons elected by directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No director or officer resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director or officer removed shall have any right to any compensation as such director or officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless, in the case of a resignation, the directors, or, in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

10

Section 6. VACANCIES

6.1. If the office of the chief executive officer, president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7. CAPITAL STOCK

7.1. Stock Certificates. Each shareholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and may be countersigned by the treasurer or an assistant treasurer or by the secretary or an assistant secretary. Any of or all the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2. Loss of Certificates. In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the corporation against any claim on account thereof, as the board of directors may prescribe.

Section 8. TRANSFER OF SHARES OF STOCK

8.1. Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

11

It shall be the duty of each shareholder to notify the corporation of his post office address.

8.2. Record Date and Closing Transfer Books. In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days (or such longer period as may be required by law) before the date of such meeting, nor more than sixty days prior to any other action.

If no record date is fixed

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed.

(c) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

8.3. Book-Entry Issuances and Transfers. Any provisions or terms contained in this Section 8 or these by-laws to the contrary notwithstanding, shares of the corporation’s capital stock or other securities duly authorized and issued by the corporation may be issued in book-entry only form through the Direct Registration Program, or an equivalent system, such that no physical certificates are issued but ownership of such shares is evidenced solely by entries on the records of the corporation and/or its transfer agent kept for that purpose. Transfers of securities may also be made electronically and evidenced by book-entries only. In lieu of physical certificates, holders of such securities will receive account statements setting forth their ownership from the corporation or its transfer agent.

12

Section 9. CORPORATE SEAL

9.1. Subject to alteration by the directors, the seal of the corporation shall consist of a flat-faced circular die with the word "New Jersey" and the name of the corporation cut or engraved thereon, together with such other words, dates or images as may be approved from time to time by the directors.

Section 10. EXECUTION OF PAPERS

10.1. Except as the board of directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

Section 11. FISCAL YEAR

11.1. The fiscal year of the corporation shall be determined from time to time by the board of directors.

Section 12. INDEMNIFICATION

12.1. Indemnification of Directors and Officers. The corporation shall, to the fullest extent permitted by applicable law, indemnify any person (and the heirs, executors and administrators thereof) who was or is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or has served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation, or is serving or has served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, incurred therein or in any appeal thereof.

12.2. Indemnification of Others. The corporation shall indemnify other persons and reimburse the expenses thereof, to the extent required by applicable law, and may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New Jersey Business Corporation Act or otherwise.

13

12.3. Advances or Reimbursement of Expenses. The corporation shall, from time to time, reimburse or advance to any person referred to in Section 12.1 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in Section 12.1, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that his acts or omissions (i) constitute a breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in his receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

12.4. Service of Certain Entities Deemed Requested. Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation.

12.5. Interpretation. Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article may elect to have the right to indemnification (or advancement of expense) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, to the extent permitted by applicable law, or on the basis of the applicable law in effect at the time indemnification is sought.

12.6. Indemnification Right. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, (iii) shall continue to exist after any elimination of or amendment to this Article 12 hereof with respect to events occurring prior thereto, and (iv) and shall not be deemed exclusive of any other rights to which any person claiming indemnification hereunder may be entitled.

12.7. Indemnification Claims. If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

14

Section 13. AMENDMENTS

13.1. These by-laws may be adopted, amended or repealed by vote of a majority of the directors then in office or by the vote of the holders a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided however, that any amendment undertaken by the board of directors to the first paragraph of Section 3.1 or to any provision in Sections 3.2, 3.4, 3.5 3.15 and this Section 13.1 hereto shall require the vote of least two-thirds (2/3rds) of the entire then elected board of directors. Any by-law, whether adopted, amended or repealed by the shareholders or directors, may, subject to the forgoing, be amended or reinstated by the shareholders or the directors.

15

EXHIBIT 1.11

OFFICERS OF THE SURVIVING CORPORATION

Part I – Officers of the Surviving Corporation:

Frank S. Sorrentino, Chairman, President and Chief Executive Officer

William S. Burns, Chief Financial Officer

Anthony Weagley, Chief Operating Officer

Part II – Executive Officers of the Surviving Bank:

Frank S. Sorrentino, Chairman, President and Chief Executive Officer

William S. Burns, Chief Financial Officer

Anthony Weagley, Chief Operating Officer

EXHIBIT 4.14(i)(A)

CONSULTING AGREEMENT

Filed as a separate Exhibit.

EXHIBIT 4.14(i)(B)

INDUCEMENT AGREEMENT

Filed as a separate Exhibit.

EXHIBIT 4.14(i)(C)

REGISTRATION RIGHTS AGREEMENT

Filed as a separate Exhibit.